EXHIBIT 99.1

January 23, 2008

The Federal Home Loan Bank of Chicago Board of Directors met this week to review preliminary fourth quarter 2007 operating results and future earnings projections. As a result of continuing pressure on net interest income and projected earnings levels, market conditions, and regulatory requirements, the Board has declined to declare a fourth quarter dividend.

As was the case last quarter, preliminary operating results for the fourth quarter are positive. However, the Board decided not to declare a dividend payment for the fourth quarter of 2007 in recognition of the difficult earnings environment and the importance of retained earnings to support the Bank's business. This action will result in an additional contribution to the Bank's already significant level of retained earnings ($637 million at September 30, 2007). The Bank will announce its results for the quarter and year ended December 31, 2007 in our 10-K filing, due to be filed with the Securities and Exchange Commission by March 31, 2008.

We continue to work with the Federal Home Loan Bank of Dallas to analyze the complex issues surrounding the potential merger of FHLBC and the Dallas bank. We will continue to provide you with updates on our progress.

Many FHLBC members have taken advantage of the availability of low-cost credit through advances. You may already have collateral in place that would support additional borrowings. By utilizing the borrowing capacity already available to you, you will realize additional value from your membership in the Bank. Your relationship banker can provide you with details regarding your borrowing capacity.

Sincerely,

Mike Thomas

President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terminology, such as "preliminary," "projected," "likelihood," "continue," "may," "estimates," "should," "will," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk factors set forth in the Bank's periodic filings with the Securities and Exchange Commission, which are available on the Bank's Web site at www.fhlbc.com. The Bank assumes no obligation to update any forward-looking statements made in this letter.